Contacts:
Evan Smith, CFA / Erica Pettit
Financial Dynamics
212-850-5606 / 212-850-5614
esmith@fd-us.com / epettit@fd-us.com

       AgU Entertainment Corp. To Begin Being Quoted on OTC Bulletin Board
                              Under the symbol AGUE


LAUDERDALE LAKES, Fla. - May 9, 2005 - AgU Entertainment Corp. (OTCBB:AGUE) ("AgU"), an emerging entertainment company and parent company of The Tube Music Network, Inc. ("The Tube"), announced today that it has received approval from the National Association of Securities Dealers, Inc. to begin quotation of its common stock on the Over-the-Counter Bulletin Board under the symbol AGUE. No date has been determined as to when the company's common stock will begin being quoted. The Company is actively seeking market makers in order to begin quotation of its common stock.

"Our quotation on the Over The Counter Bulletin Board is a key milestone in the company's long-term growth strategy. We believe this will provide increased access to capital for AgU and greater liquidity for our stockholders as we work to build a leading entertainment company," said John W. Poling, Chief Financial Officer of AgU.

The company realized another significant achievement recently involving its wholly-owned subsidiary, The Tube Music Network, Inc. The 24 hour music video network entered into a distribution agreement with leading broadcast group Raycom Media, Inc. that will enable it to achieve penetration in 29 markets, representing 10 percent of U.S. television households.

About AgU Entertainment Corp.
AgU is an emerging entertainment company with three core businesses: The Tube Music Network, Inc., AgU Music, Inc. and AgU Studios, Inc. The Tube is the only all-music channel on television. The Tube broadcasts advertiser-supported promotional programming derived from music videos and DVD material. Designed to appeal to the economically powerful 18 to 49 age group, proposed direct sales and e-commerce components will enable the audience to purchase the music they see and hear immediately by telephone or via the Internet. AgU Music, Inc. is a record company engaged in the release of recorded music albums through artist signings and acquisitions. AgU Studios, Inc., when completely developed and fully operational, will be a comprehensive media center that will offer film, television and music production facilities as well as executive office space for the Company's operations and other entertainment and commercial organizations.

Forward-Looking Statements

This press release may include a number of "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance and include statements regarding management's intent, belief or current expectations, which are based upon assumptions about future conditions that may prove to be inaccurate. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risk and uncertainties, and that as a result, actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, among other things, the volatile and competitive markets in which we operate, our limited operating history, our limited financial resources, our ability to manage our growth and the lack of an established trading market for our securities. When considering forward-looking statements, readers are urged to carefully review and consider the various disclosures, including risk factors and their cautionary statements, made by us in our reports filed with the Securities and Exchange Commission.

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